Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VAPOTHERM, INC.

Vapotherm, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That the name of the Corporation is Vapotherm, Inc. and that the Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on March 12, 2013.

SECOND:	The Certificate of Incorporation was amended and restated by each of the Second Amended and Restated Certificate of Incorporation filed on February 12, 2014, the Third Amended and Restated Certificate of Incorporation filed on March 12, 2015, the Fourth Amended and Restated Certificate of Incorporation filed on October 29, 2015, the Fifth Amended and Restated Certificate of Incorporation filed on May 10, 2017, the Sixth Amended and Restated Certificate of Incorporation filed on September 8, 2017, the Seventh Amended and Restated Certificate of Incorporation filed on December 14, 2017, the Eighth Amended and Restated Certificate of Incorporation filed on April 2, 2018, the Ninth Amended and Restated Certificate of Incorporation filed on September 27, 2018 and the Tenth Amended and Restated Certificate of Incorporation filed on November 16, 2018, and was further amended by a Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation filed on June 23, 2020 (the “Amended and Restated Certificate of Incorporation”).

THIRD:	This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

FOURTH:	The Amended and Restated Certificate of Incorporation is hereby amended by replacing the text of current paragraph (a) of Article IV with the following:

“(a)  Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 46,875,000, consisting of 21,875,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”).

Effective upon the later of (i) the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation, as amended, of the Corporation or (ii) 12:01 a.m., Eastern Time, on August 18, 2023 (the “Effective Time”), each eight (8) shares of Common Stock (the “Old Common Stock”), either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share (the “New Common Stock”). The Corporation shall, through its transfer agent, provide a book-entry statement reflecting the number of shares of New Common Stock to which the holder is entitled following a reverse stock split to holders of Old Common Stock. From and after the Effective Time, certificates or book-entry notations representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock. The Corporation shall not issue fractional shares of New Common Stock and, in lieu thereof, stockholders who otherwise would be entitled to receive fractional shares of New Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in an amount equal to the product obtained by multiplying (a) the closing price per share of the New Common Stock as reported by The New York Stock Exchange as of the Effective Time by (b) the fraction of one share owned by the stockholder. From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in the Tenth Amended and Restated Certificate of Incorporation, as amended.”

FIFTH:	This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on August 18, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 17th day of August, 2023, in its name and on its behalf by its duly authorized officer, pursuant to Section 103 of the General Corporation Law of the State of Delaware.

VAPOTHERM, INC.

By:
Name:	James Lightman
Title:	SVP, General Counsel and Corporate Secretary

2